The Board of Directors
BOWLIN Outdoor Advertising & Travel Centers, Incorporated:

We consent to incorporation by reference in the registration statement (No. 333-94025) on Form S-8 of BOWLIN Outdoor Advertising & Travel Centers, Incorporated of our report dated April 11, 2000, relating to the consolidated balance sheets of BOWLIN Outdoor Advertising & Travel Centers, Incorporated and subsidiaries as of January 31, 2000, and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended January 31, 2000, which report appears in the January 31, 2000, annual report on Form 10-K of BOWLIN Outdoor Advertising & Travel Centers, Incorporated.


/S/ KPMG LLP


Albuquerque, New Mexico
April 28, 2000